Exhibit 99.1

Scientific Learning Reports Second Quarter Results

OAKLAND, Calif.--(BUSINESS WIRE)--August 11, 2010--Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the second quarter ended June 30, 2010.

Second Quarter Summary (2Q10 vs. 2Q09)

  Total revenues increased 16% to $12.3 million, total booked sales decreased 7% to $12.0 million and K-12 booked sales decreased 7% to $10.8 million;
  Gross profit increased 17% to $9.5 million and gross margin increased to 76.8% of total revenues from 75.9% of total revenues;
  Operating loss of $0.75 million versus operating loss of $0.33 million, and EBITDAS of $0.24 million versus $0.44 million;
  Net loss of $0.78 million versus net loss of $0.31 million; and
  Net loss per share of $0.04 versus net loss per share of $0.02.

Andy Myers, Chief Executive Officer stated, “In the second quarter, many school districts delayed typical year-end purchasing decisions as a result of budget constraints, funding uncertainties and program evaluations. While this has lengthened our sales cycle and reduced our near-term visibility on some of our larger opportunities, our pipeline of new business for the second half of the year is strong and we continue to see very high levels of participation in our brain summits and other marketing events. At the same time, national achievement and education reform mandates are pressing schools to re-evaluate their learning programs and invest in differentiated programs with proven results like ours. When the “back to school” budgeting and staffing process winds down, we expect district administrators to return their attention to addressing critical student achievement needs, and believe our solutions are well-positioned for federal Title I, IDEA and competitive funding opportunities across the country.”

Myers continued, “From a strategic standpoint, we remain focused on migrating our recently updated Fast ForWord Language and Reading software to a scalable, web-based platform that provides both on-demand and district-hosted options. These and other technology improvements are well underway and are among the most important efforts in the company’s history. We expect these changes to significantly enhance our ability to reach new customers and markets and to more rapidly introduce new products and features.”

Operating Results

Total revenues increased 16% to $12.3 million in the second quarter of 2010 compared to $10.6 million in the second quarter of 2009. Product revenues increased 17% to $7.2 million and service and support revenue increased 14% to $5.1 million. Product revenue increased mainly as a result of the deferral of approximately $1.9 million in product revenue on transactions that included our new Reading Assistant Expanded Edition product during the three months ended June 30, 2009, while no similar deferrals were experienced in 2010. The increase in service and support revenue was primarily due to the increased delivery of both on-line and traditional service offerings for training and implementation, and more schools using our Progress Tracker reporting tool. Total booked sales decreased 7% in the second quarter, driven by a 7% decrease in K-12 sales. The decrease in K-12 booked sales was due to declines in state and local education funding and uncertainty about potential additional federal funding, which caused many school districts to delay purchases during the second quarter of 2010.

Gross profit increased 17% to $9.5 million in the second quarter of 2010 compared to $8.1 million in the second quarter of 2009. Gross profit margin increased 90 basis points to 76.8% from 75.9% of total revenues. The increase in the gross profit margin was primarily driven by higher product gross margins and a change in revenue mix toward software, which carries a higher gross margin. Product gross profit margin increased to 92.2% from 91.1% mainly due to lower royalty, material and fulfillment costs. Service and support gross profit margin declined slightly to 54.9% from 55.0%.

Total operating expenses increased 22% to $10.2 million in the second quarter of 2010 compared to $8.4 million in the second quarter of 2009. Sales and marketing expenses increased 11% to $5.9 million, primarily due to higher headcount, tradeshow, conference, and information technology expenses. Research and development expenses increased by 57% to $1.9 million, primarily due to the capitalization of approximately $427,000 of development costs for a new Reading Assistant product in the second quarter of 2009. During the second quarter of 2010 there was no comparable capitalization. General and administrative expenses increased 29% to $2.5 million, mainly due to approximately $500,000 of one-time legal and consulting expenses related to the exploration of M&A opportunities, which has concluded for the time being.

Earnings before interest, taxes, depreciation, amortization, and stock compensation (EBITDAS) decreased to $238,000 in the second quarter 2010 from $438,000 in the second quarter 2009. Operating loss in the second quarter 2010 was $753,000 versus operating loss of $334,000 in the second quarter 2009. Net loss was $781,000, or $0.04 per share, in the second quarter of 2010 compared to a net loss of $314,000, or $0.02 per share, in the second quarter of 2009.

The company believes that booked sales and EBITDAS (both non-GAAP measures) are important measures of operating performance and has chosen to disclose these figures as part of the earnings results. EBITDAS and booked sales should not be considered in isolation from net income and revenue and are not intended to represent substitute measures of performance calculated under GAAP. Reconciliations of booked sales, revenue and deferred revenue, and EBITDAS and net income (net loss) are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

Selected Balance Sheet Information

As of June 30, 2010, cash and short-term investments were $14.6 million compared to $4.9 million at June 30, 2009 and $20.7 million at December 31, 2009. The sequential quarterly decline is driven by normal seasonal trends in the business. Net accounts receivable were $6.8 million at June 30, 2010 compared to $9.1 million at June 30, 2009 and $6.4 million at December 31, 2009. As of June 30, 2010 there were no short-term borrowings under our line of credit compared to $2.5 million on June 30, 2009.

Conference Call Information

A conference call to discuss second quarter results and the outlook for 2010 is scheduled for today, August 11, 2010 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (866) 652-3154 (domestic) or (706) 634-7311 (international), conference id number 89874473 approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company’s website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (800) 642-1687 (domestic) and (706) 645-9291 international and enter conference id number 89874473.

About Scientific Learning Corporation

Scientific Learning creates educational software that accelerates learning by improving the processing efficiency of the brain. Based on more than 30 years of neuroscience and cognitive research, the Fast ForWord® family of products provides struggling readers with computer-delivered exercises that build the cognitive skills required to read and learn effectively. Scientific Learning's Reading AssistantTM combines advanced speech recognition technology with scientifically-based courseware to help students strengthen fluency, vocabulary and comprehension to become proficient, life-long readers. The efficacy of the products has been established by more than 550 research studies and publications. For more information, visit www.scientificlearning.com or call toll-free (888) 452-7323.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to the Company’s future financial results, booked sales and cash flow, product development plans, and the school funding and purchasing environment. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including the current adverse conditions in the general economy and in the financial and credit markets); availability of funding to purchase the Company's products and generally available to schools; unexpected challenges in product development; the acceptance of new products and product changes; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended March 31, 2010 (Part II, Item 1A, Risk Factors), filed April 28, 2010. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED BALANCE SHEET
(In thousands)
Unaudited

	June 30,	December 31,	June 30,
	2010	2009	2009
Assets
Current assets:
Cash and cash equivalents	$6,112	$20,679	$4,949
Short-term investments	8,442	-	-
Accounts receivable, net	6,776	6,390	9,055
Prepaid expenses and other current assets	1,890	2,142	1,447

Total current assets	23,220	29,211	15,451

Property and equipment, net	2,014	1,780	1,828
Goodwill	4,568	4,568	4,568
Other intangible assets, net	4,952	5,476	5,954
Other assets	2,124	2,093	1,951

Total assets	$36,878	$43,128	$29,752

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$637	$812	$1,052
Accrued liabilities	4,379	7,362	3,952
Borrowings from line of credit	-	-	2,500
Deferred revenue	15,170	15,859	15,013

Total current liabilities	20,186	24,033	22,517
Deferred revenue, long-term	5,383	6,371	3,601
Other liabilities	892	795	685

Total liabilities	26,461	31,199	26,803

Stockholders' equity:
Common stock and additional paid-in capital	88,348	87,182	86,177
Accumulated other comprehensive income	1	-	-
Accumulated deficit	(77,932)	(75,253)	(83,228)

Total stockholders' equity:	10,417	11,929	2,949

Total liabilities and stockholders' equity	$36,878	$43,128	$29,752

SCIENTIFIC LEARNING CORPORATION
STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Revenues:

Products	$7,223	$6,148	$12,725	$10,120
Service and support	5,084	4,468	10,647	9,121
Total revenues	12,307	10,616	23,372	19,241

Cost of revenues:

Cost of products	562	545	1,081	946
Cost of service and support	2,292	2,010	4,726	4,206
Total cost of revenues	2,854	2,555	5,807	5,152

Gross profit	9,453	8,061	17,565	14,089

Operating expenses:

Sales and marketing	5,851	5,281	11,801	10,724
Research and development	1,895	1,205	3,863	2,742
General and administrative	2,460	1,909	4,523	3,850
Total operating expenses	10,206	8,395	20,187	17,316

Operating income (loss)	(753)	(334)	(2,622)	(3,227)

Interest and other income	18	56	35	118

Income (loss) before income tax	(735)	(278)	(2,587)	(3,109)
Income tax expense	46	36	92	66
Net loss	$(781)	$(314)	$(2,679)	$(3,175)

Basic net loss per share	$(0.04)	$(0.02)	$(0.15)	$(0.18)

SCIENTIFIC LEARNING CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(In thousands)
Unaudited

	Three months ended June 30, 2010	Three months ended June 30, 2009	Six months ended June 30, 2010	Six months ended June 30, 2009

Operating Activities:
Net loss	$(780)	$(314)	$(2,679)	$(3,175)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	647	352	1,269	711
Stock based compensation	339	340	818	748
Increase in deferred tax asset valuation allowance	-	-	-	-
Changes in operating assets and liabilities:
Accounts receivable	(3,358)	(3,614)	(386)	(1,338)
Prepaid expenses and other current assets	432	350	252	(106)
Other assets	(174)	(159)	(195)	(91)
Accounts payable	180	327	(175)	378
Accrued liabilities	750	890	(2,983)	(12)
Deferred revenue	31	1,341	(1,677)	(1,338)
Other liabilities	47	29	97	60

Net cash used in operating activities	$(1,886)	$(458)	$(5,659)	$(4,163)

Investing Activities:
Purchases of property and equipment, net	(173)	(220)	(815)	(517)
Purchase of short-term investments	(829)	-	(8,941)	-
Sales and maturities of short-term investments	500	-	500	-
Additions to capitalized software	-	(427)	-	(752)
Purchase of Soliloquy	-	-	-	-

Net cash used in investing activities	(502)	(647)	(9,256)	(1,269)

Financing Activities:
Borrowings under bank line of credit	-	-	-	2,500
Proceeds from issuance of common stock, net	219	73	348	331

Net cash provided by financing activities	219	73	348	2,831

Decrease in cash and cash equivalents	(2,169)	(1,032)	(14,567)	(2,601)

Cash and cash equivalents at beginning of period	8,281	5,981	20,679	7,550

Cash and cash equivalents at end of period	$6,112	$4,949	$6,112	$4,949

CONTACT:
Scientific Learning Corporation
Media:
Jessica Lindl, 510-625-6784
Senior Vice President, Marketing and Product Management
jlindl@scilearn.com
or
Scientific Learning Corporation
Investor:
Bob Feller, 510-625-2281
Chief Financial Officer
investorrelations@scilearn.com